Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of TeraWulf Inc. of our report dated March 31, 2022, relating to the consolidated financial statements of TeraWulf Inc., appearing in the Annual Report on Form 10-K of TeraWulf Inc. for the period from April 1, 2021 through December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts

May 16, 2022